EXHIBIT 11


                                ANDREA ELECTRONICS CORPORATION


                  Computation of Fully Diluted Earnings Per Common Share



                                                For the Three Months Ended
                                                         March 31,
                                                   1995             1994
EARNINGS
Pro forma income (loss) applicable
to common stock*                               $ (138,796)      $ (893,843)

SHARES

Weighted average number of common
shares outstanding                              3,016,360         2,541,360

Assuming conversion of options
and warrants                                      978,050           915,118

Pro forma shares                                3,994,410         3,456,478

Fully diluted income (loss) per common share   $     (.03)      $      (.26)



* Entire proceeds of assumed conversion of options were used to purchase treasury shares; therefore, no adjustments are necessary in computing pro forma loss applicable to common stock.


       This calculation is submitted in accordance with Regulation S-B, Item 601(b)(11) although it is contrary to paragraph 40 of ABP Opinion No. 15 because it produces anti-dilutive results.